ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis	(212) 896-1203
(918) 251-9121	ebarker@kcsa.com

ADDvantage Technologies Group, Inc. Closes Sales of Cable TV Segment for $10.3 million

Company also separately closes sale of its Warminster, Pennsylvania facility, which houses the Company’s NCS Industries business

BROKEN ARROW, OK—July 2, 2019 ADDvantage Technologies Group, Inc. (“ADDvantage” or the “Company”) today announced the closing of the sale of its Cable TV segment on July 1, 2019 to Leveling 8, Inc. (“Leveling 8”), which purchased all of the outstanding shares and limited liability company membership interests of the Company’s Cable TV segment for a total purchase price of $10.3 million, subject to certain post-closing adjustments. Leveling 8 is a company owned 100% by David E. Chymiak, the Company’s Chief Technology Officer, President of Tulsat, substantial ADDvantage shareholder and a member of its Board of Directors.  The purchase price consists of $3.9 million of cash, less $2.1 million of cash previously received from the sales of the ComTech facility in March 2019 and the NCS facility in June 2019, and a $6.4 million promissory note bearing interest at 6% per annum. The note will be paid over five years and is personally guaranteed by David E. Chymiak.
As previously announced in its press release dated March 29, 2019, the Company closed the sale of its Warminster, Pennsylvania facility, which houses the Company’s NCS Industries business within the Cable TV segment, to David Chymiak, LLC, a company controlled by David Chymiak, on June 14, 2019 for a purchase price of $0.7M.  This amount was deducted from the final proceeds received from the sale of the Cable TV Segment.
Through its cable television subsidiaries, ADDvantage operated a national network of technical repair centers focused primarily on supporting cable television equipment. These operations consisted of Tulsat, LLC (“Tulsat”), NCS Industries, Inc. (“NCS”), Addvantage Technologies Group of Missouri, Inc. (“ComTech”), Addvantage Technologies Group of Texas, Inc. (“Tulsat-Texas”), and Tulsat-Atlanta, L.L.C. (“Tulsat-Atlanta”). The sale proceeds will allow ADDvantage Technologies to commit more capital and resources to its expansion strategy in the Wireless Infrastructure Services and Telco segments.

Joe Hart, President and CEO of the Company, stated, “The sale of the Cable TV segment is a significant accomplishment and concludes our efforts to raise capital through the sale of real estate and our cable television business. This additional capital will allow us to solidify and expand our position in the telecommunications and wireless infrastructure services markets as we continue to invest in the long term growth of ADDvantage Technologies.”

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies.  Through Fulton Technologies, the Company provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers.  Through its Nave Communications and Triton Datacom subsidiaries, ADDvantage sells equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems.  ADDvantage also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.